Exhibit 23.1





                      Consent of Independent Auditors


The Board of Directors
Kestrel Energy, Inc.:


We consent to the incorporation by reference in the registration statement
(No. 333 -     ) on Form S-8 of Kestrel Energy, Inc. of our report dated
September 10, 1999 relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 Annual Report on Form 10-K of Kestrel Energy, Inc.


                                   /s/KPMG LLP
                                   KPMG LLP



Denver, Colorado
June 6, 2000